Exhibit 10.1

Execution

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, (together with all exhibits, schedules, supplements, amendments and modifications, collectively, this “Agreement”) is made as of the 30th day of September, 2020, by and among SPECTRUM GLOBAL SOLUTIONS, INC., a Nevada corporation with its principal executive offices located at 300 Crown Oak Center Dr., Longwood, FL 32750 (“SGSI” or the “Company” or “Seller”), and WaveTech Group, Inc., a Delaware corporation (the “Purchaser”). The Seller and the Purchaser may be referred to herein each as a “Party” and collectively, as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the capital stock it owns of certain subsidiaries of the Company, namely each of T N S, INC. (“TNS”) and WaveTech GmbH (collectively, the “Acquisition Companies,” and separately, an “Acquisition Company”), for an aggregate consideration as set forth herein (the “Purchase Price”);

WHEREAS, at Closing the Seller shall deliver to the Purchaser and/or its designee all of the shares of capital stock of the Acquisition Companies (the “Stock Certificates”) or the rights to have such Stock Certificates issued, and all irrevocable stock transfer powers transferring ownership of the Stock Certificates from the Seller to the Purchaser and all other documents, agreements, corporate records and other items set forth herein and as requested by the Purchaser (together with the Stock Certificates, collectively, the “Sellers/SGSI Documents”); and

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

Article I
SALE OF SECURITIES; APPOINTMENTS; CLOSING

1.01 Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from the Seller, all of the capital stock of the Acquisition Companies that Seller owns as of the Closing. The parties acknowledge that, as of the Closing, WaveTech GmbH has a capital increase pending that may result in the issuance of additional shares of WaveTech GmbH capital stock to Seller following Closing. Seller agrees that immediately following its receipt of any such shares, it will transfer such shares to Purchaser without additional consideration.

1.02 Purchase Price. Subject to and upon the terms and conditions of this Agreement, at Closing, the Purchaser shall pay to the Seller, in full payment for the Acquisition Companies, (i) an aggregate of $570,884.67, payable in two installments, with the first payment of $285,442.34 due at Closing, and the second payment of $285,442.33 due on November 1, 2020, (ii) the assumption of the Indebtedness (as defined herein) of the Seller set forth on Schedule 1.02, in accordance with the terms set forth on such schedule, (iii) the elimination of intercompany balances as reflected on the financial statements of Seller and the Acquisition Companies, (iv) 5,897,994 shares of securities representing the Common Stock, par value $0.01 per share, of Purchaser, which shares shall be delivered by Seller to the shareholders of WaveTech GmbH in lieu of shares of Series C Preferred Stock of Seller, pursuant to Section 7 of the Certificate of Designations of such Series C Preferred Stock; and (v) Purchaser’s assignment to Seller of any shares of SGSI Common Stock Purchaser acquires following the Closing as a result of the tender offer described in Section 5.04.

1.03 Payment of Purchase Price; Delivery of Stock Certificates. At Closing, Seller shall deliver to the Purchaser the Seller/SGSI Documents including, Stock Certificates, with any necessary stock transfer tax stamps affixed thereto.

1.04 Closing. Subject to Section 1.05(b), the closing of the sale and purchase of the Acquisition Companies to Purchaser (the “Closing”), will take place at a mutually acceptable time and location as agreed to by the Parties (the “Closing Date”), conditioned upon, among other items set forth herein:

receipt by the Purchaser of the Seller/SGSI Documents; and

the satisfaction of any Closing conditions set forth in Section 5.01 and 5.02.

If the Closing has not occurred by September 30, 2020, unless extended by mutual written agreement of the Parties, this Agreement shall automatically terminate.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, the following:

2.01 Organization; SGSI represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own its properties and assets and carry on its business as now being conducted. SGSI is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary. All actions taken by the incorporators, directors and/or shareholders of SGSI have since its inception been duly and validly taken and are enforceable all in accordance with the laws of the state of Nevada. SGSI further represents that TNS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and has the requisite corporate power and authority to own its properties and assets and carry on its business as now being conducted. TNS is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary. All actions taken by the incorporators, directors and/or shareholders of TNS have since its inception been duly and validly taken and are enforceable all in accordance with the laws of the state of Illinois.

2.02 Authorization; Enforcement; Validity. SGSI represents that it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the other agreements to be entered into by the Parties hereto in connection with the transactions contemplated by this Agreement (together with the Stock Certificates, the Seller/SGSI Documents including those set forth in Section 5.01(h) of this Agreement, all other documents, certificates, instruments and/or agreements contemplated by such above documents and all schedules, exhibits, annexes, supplements and modifications to such above documents, instruments, certificates and/or agreements, collectively, the “Transaction Documents”). The execution and delivery of the applicable Transaction Documents by SGSI and the consummation by SGSI of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of, and to the extent required by any law, rule and/or regulation by the shareholders of SGSI and no further consent or authorization is required by SGSI, its Board of Directors and/or shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by SGSI, and constitute the legal, valid and binding obligations of SGSI, enforceable against SGSI in accordance with their terms.

Seller represents that it has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Stock Certificates, and to perform the transactions contemplated hereby and thereby. This Agreement and the other applicable Transaction Documents have been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with their terms.

2.03 Subsidiaries. SGSI represents that the Company owns all of the outstanding capital stock of each of the Acquisition Companies, except for WaveTech GmbH, of which it owns 90.3286% of its membership interests.

2.04 Indebtedness; Liens. SGSI represents that other than the Indebtedness set forth on Schedule 2.04 and ordinary course accounts payable, the Acquisition Companies have no Indebtedness, liabilities, obligations of any kind or (nature, whether absolute, conditional, contingent, accrued or otherwise). “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. For purposes hereof, the term “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof). As of the Closing Date, neither the Company nor either Acquisition Company has any Liens and/or any other restrictions on any of its assets, other than the Liens held by Dominion Capital LLC. For purposes of this Agreement, the term “Liens” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

2.05 Litigation; Assets, Etc. Except as disclosed in the Company’s public filings, and recent debt collection activity, neither Seller nor either Acquisition Company is a party to any direct and/or indirect litigation, suit, action, proceeding, arbitration and/or other proceedings whether by individual or enterprise, or any governmental agency, body, or administrative body or agency, including any self-regulatory agency or otherwise and Seller is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving SGSI, either Acquisition Company and/or any of the shares of capital stock of the Acquisition Companies owned by SGSI. Neither the Seller nor either Acquisition Company is a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.06 Tax Returns. SGSI and each Acquisition Company has filed all federal, state and local tax returns required to be filed as of the date of this Agreement, or has filed for an extension thereof. Other than as set forth on Schedule 2.06, there are no taxes of any kind due or owing to any federal, state, or local taxing authority.

2.07 No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents by the Seller and the performance by the Seller of its obligations hereunder and thereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any Indebtedness, license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which SGSI the officers, directors and/or either Acquisition Company is a party, or by which any other such Persons or their assets may be bound, nor will any consents or authorizations of any party be required, other than those consents or authorizations which have been obtained, (b) an event that would cause SGSI (and/or assigns) or either Acquisition Company to be liable to any party, or (c) an event that would result in the creation or imposition of any Lien, charge, or encumbrance on any asset of SGSI or its shares of capital stock in the Acquisition Companies.

2.08 Compliance with Laws. Seller and each Acquisition Company has complied in all material respects, with, and is not in violation of any, domestic and/or international, federal, state, or local statute, law, and/or regulation. Seller and each Acquisition Company has complied with all federal and state securities laws in connection with the offers, sales, issuances and distributions of its securities.

2.09 No Rights. Seller acknowledges and understands that as of the date of this Agreement and following the sale of the Stock Certificates to Purchaser, Seller will have no rights to, directly or indirectly beneficially own, have the right to acquire, authorize the sale of, vote, receive dividends, or have any claims or any rights, including voting rights, relating to the Acquisition Companies.

2.10 Bank Accounts and Credit Cards. Except as set forth on Schedule 2.10 as of the Closing Date, the Acquisition Companies do not have any bank account, safe deposit box or credit or charge cards.

2.11 Agreements and Obligations; Performance. Other than pursuant to this Agreement or expressly disclosed in this Agreement, neither the Company nor either Acquisition Company is directly and/or indirectly a party to, or bound by any: (i) contract, arrangements, commitment or understanding which involves aggregate payments or receipts, (ii) contractual obligation or contractual liability or Indebtedness of any kind to any Person; (iii) contract, arrangement, commitment or understanding with or to any Person; (iv) contract for the purchase or sale of any materials, products or supplies; (v) contract of employment with any officer or employee; (vi) deferred compensation, bonus or incentive plan or agreement: (vii) management or consulting agreement; (viii) lease for real or Personal property (including borrowings thereon), license or royalty agreement; (ix) union or other collective bargaining agreement; (x) agreement, commitment or understanding for any Indebtedness; (xi) contract containing covenants limiting the freedom of the Company or the Acquisition Company to engage or compete in any line of business or with any Person in any geographic area or otherwise; (xii) contract or option relating to the acquisition or sale of any business and/or asset; (xiii) voting trust agreement or similar stockholders’ agreement; and/or (xiv) other contract, agreement, commitment or understanding whether directly or indirectly, material or non-material.

2.12 Permits and Licenses. Neither the Company nor either Acquisition Company is a party to nor are any of its assets subject to any permits, licenses, orders and/or franchises.

2.13 Employee Benefit Plans. Neither the Company nor either Acquisition Company maintains and is not required to make contributions to any “pension” and “welfare” benefit plans (within the respective meanings of Sections 4(2) and 4(1) of the Employee Retirement Income Security Act of 1974, as amended).

2.14 Representations. All representations, warranties and covenants of SGSI shall survive the Closing for a period of one (1) year from the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

3.01 Organization; Purchaser represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its properties and assets and carry on its business as now being conducted. Purchaser is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary. All actions taken by the incorporators, directors and/or shareholders of Purchaser have since its inception been duly and validly taken and are enforceable all in accordance with the laws of the state of Delaware.

3.02 Authorization; Enforcement; Validity. Purchaser represents that it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the other agreements to be entered into by the Parties hereto in connection with the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of the applicable Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of, and to the extent required by any law, rule and/or regulation by the shareholders of Purchaser and no further consent or authorization is required by Purchaser, its Board of Directors and/or shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

3.03 No Conflicts; Consents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the performance by Purchaser of its respective obligations hereunder and thereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any Indebtedness, license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Purchaser is a party, or by which any other such Persons or their assets may be bound, nor will any consents or authorizations of any party be required, (b) an event that would cause Purchaser to be liable to any party, (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Purchaser, or (d) require the consent, approval or authorization of any third person, including any governmental authority.

3.04 Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquisition Companies Property, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Acquisition Companies and, at the present time, is able to afford a complete loss of such investment.

3.05 Access to Information. Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s filings with the Securities and Exchange Commission and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Acquisition Companies; (ii) access to information about the Acquisition Companies and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Acquisition Companies.

Article IV

PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES

The Seller and the Purchaser (as to covenants and agreements they expressly are providing below in this Section 4) hereby covenant and agree that, from the date hereof and until the Closing:

4.01 Access. The Seller shall afford to the officers, attorneys, accountants and other authorized representatives of the Purchaser free and full access, during regular business hours and upon reasonable notice, to the Acquisition Companies books, records, personnel and properties so that Purchaser may have full opportunity to make such review, examination and investigation as it may desire of the Acquisition Companies business and affairs. Seller will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to the Purchaser of all material facts affecting the Acquisition Companies’ financial conditions and business operations.

4.02 Conduct of Business. Seller covenants that it will use its best efforts to cause the Acquisition Companies to conduct their business only in the ordinary course and make no material change thereto.

4.03 Indebtedness. Seller covenants that it will use its best efforts to cause the Acquisition Companies not to incur any Indebtedness, obligation or liability, absolute and/or contingent, other than in the ordinary course of business.

4.04 No Breach. Each of the Parties will (i) use its best efforts to assure that all of its respective representations and warranties contained herein are true in all material respects at and as of the date hereof, and as of the Closing no breach shall occur with respect to any of the parties’ covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a material breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify the other of any event or fact which represents a breach or default.

4.05 Expenses. Each of the parties hereto agrees to bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby.

4.06 Further Assurances. Each of the Parties shall execute such documents or other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated in this Agreement.

4.07 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Seller and Purchaser agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary under the terms of this Agreement or under applicable laws, or as may be advisable or reasonably requested by the other Party, in order to consummate the transactions contemplated by this Agreement. Neither the Seller nor Purchaser shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or which would result in any representation or warranty herein contained of such Party being untrue in any material respect. Without limiting the generality of the foregoing, the Parties agree to take all commercially reasonable actions necessary in order to obtain any consent or approval of any third party, including any governmental authority, which is required in connection with this Agreement.

4.08 Mutual Cooperation. Subject to the following sentence, each of the Parties shall use its commercially reasonable efforts to: (a) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated herein and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated herein, including any claim initiated by a private party; and (b) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any governmental authority and of any communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated herein. Nothing contained in this Agreement shall require or obligate any Party to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets.

4.09 Access to Information; Financial Statements. Prior to the Closing, Seller shall permit Purchaser and its representatives to have reasonable access (at reasonable times determined by the Company, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company) to the properties, books, contracts and other records and documents of the Company.

4.10 Cooperation on Tax Matters. Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all tax returns of the Company relating to any pre-Closing tax period, including maintaining and making available to each other all records necessary in connection with taxes of the Company relating to any pre-Closing tax period, and in resolving all disputes and audits with respect to all such pre-Closing tax periods.

Article V
CLOSING CONDITIONS; CLOSING DELIVERIES; POST CLOSING COVENANTS

5.01 Conditions of Purchaser’s Obligations at Closing. The obligation of Purchaser to purchase and pay the Purchase Price for the Acquisition Companies at the Closing is subject to the fulfillment as of the Closing of the following conditions, to Purchaser’s satisfaction or waiver in Purchaser’s sole and absolute discretion:

(i) Representations, Warranties; Obligations. The representations and warranties of the Seller contained in this Agreement shall be true, complete and correct as of the date hereof and as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents) and the Seller shall have duly performed and complied with all covenants and obligations required by this Agreement and the other Transaction Documents to be performed or complied with by each on or before the Closing Date.

(ii) Absence of Litigation. No action or proceeding shall be pending or ongoing by or before any court or other governmental or administrative body or agency (i) seeking to restrain, enjoin, prohibit or invalidate any of the transactions contemplated by this Agreement and the other Transaction Documents.

(iii) Seller’s Closing Deliveries. The Seller shall have delivered to the Purchaser all of the following documents and instruments:

this Agreement and the other Transaction Documents duly executed by Seller;

the Stock Certificates;

fully executed Amendment agreement of even date herewith by and among Seller, Dominion Capital LLC and Purchaser;

board and shareholder resolutions or written consents of the Company authorizing and approving this Agreement and the transactions contemplated herein, all in accordance with Nevada law; and

copy of Certificate of Designation, Preferences, Rights and Other Rights of Series C Preferred Stock of Spectrum Global Solutions, Inc., in a form mutually acceptable to the Parties, filed with the Nevada Secretary of State.

5.02 Conditions of Sellers’ Obligations at Closing. The obligation of the Seller to enter into this Agreement and complete the sale of the Acquisition Companies is subject to the fulfillment as of the Closing Date of the following conditions, to Seller’s satisfaction or waiver in Seller’s sole and absolute discretion:

(iv) Representations, Warranties; Obligations. Each of the Purchaser’s representations and warranties contained in this Agreement shall be true, complete and correct at and as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents) in all material respects and the Purchaser shall have duly performed and complied with all covenants and obligations required by this Agreement or the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(v) Absence of Litigation. No action or proceeding shall be pending or ongoing by or before any court or other governmental or administrative body or agency seeking to restrain, enjoin, prohibit or invalidate any of the transactions contemplated by this Agreement and the other Transaction Documents.

(vi) Purchaser’s Closing Deliveries. Purchaser shall have delivered to Seller all of the following documents and instruments:

this Agreement duly executed by the Purchaser; and

the first installment of the Purchase Price as set forth in Section 1.02 and Schedule 1.02, note 1.

(vii) Resignations. Seller shall have received, effective simultaneously with the Closing, the resignations of (1) Silas Poel as to all positions held at the Seller or any subsidiary thereof (other than the Acquisition Companies) and (2) Dag Valand, Silas Poel and Brynjar Meling as directors of Seller or any subsidiary thereof (other than the Acquisition Companies).

5.03 Mutual Cooperation. Subject to the following sentence, each of the parties shall use its reasonable best efforts to: (a) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated herein and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated herein, including any claim initiated by a private party; (b) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to any governmental authority and of any communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated herein and (c) cooperate in all respects with each other to the extent required to prepare financial statements or complete any audit of the financial statements of such party, which may include, but not be limited to, sharing information contained in QuickBooks or any database maintained by such party. Nothing contained in this Agreement shall require or obligate any party to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets.

5.04 Tender Offer. Following the Closing, Purchaser intends to offer shares of its Common Stock to each Post-Closing Note Holder, as such term is defined in that certain Share Purchase Agreement by and between Seller and WaveTech GmbH dated as of July 15, 2019 (“SPA”), in return for the Post-Closing Note Holder’s assignment of all of the shares of SGSI Common Stock acquired by the Post-Closing Note Holder pursuant to Section 4.5(e) of the SPA. In the event Purchaser acquires any shares of SGSI Common Stock as a result of such tender offer, Purchaser shall assign such shares to Seller as part of the consideration for Seller’s assignment of capital stock in the Acquisition Companies. Provided, however, Purchaser makes no representation or warranty that it will acquire any shares of SGSI Common Stock pursuant to such tender offer. The Parties further agree that this Agreement supersedes the SPA and that, upon Closing, neither SGSI nor WaveTech GmbH shall owe any further obligations to the other under the SPA

5.05 Non-Competition. For a period of one (1) year after the Closing, neither Party shall, directly or indirectly, offer or sell competing goods or services to any existing customer of the other Party; provided, however, nothing in this Section 5.05 shall prohibit (i) either Party from offering or selling non-competing goods or services to any existing customer of the other Party, or (ii) either party from offering or selling competing goods or services to any Person that is not an existing customer of the other Party; and provided further, it is agreed that (x) the term “Party” in this Section 5.05 shall include each Party and the Party’s Affiliates, and (y) the obligations under this Section 5.05 shall cease with respect to customers of an Affiliate that has been sold by a Party or that has ceased doing business.

5.06 Non-Solicitation. Except as provided in the next sentence, for a period of one (1) year after the Closing, neither Purchaser nor Seller shall, directly or indirectly, request, recommend or advise any employee of the other Party to terminate his or her employment with the other Party or any of its Affiliates, or solicit for employment or recommend to any third party the solicitation for employment of any person who, at the time of such solicitation, is employed by the other Party or any of its Affiliates. Notwithstanding the foregoing, Seller agrees that Purchaser may extend an offer of employment to Anthony Ortolani, and may employ Mr. Ortolani following the earlier of (i) November 15, 2020 and (ii) the completion of the duties set forth on Schedule 5.06.

5.07 Public Announcements. Neither Purchaser nor Seller (or any of their respective Affiliates) shall make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of all the other parties (such approval not to be unreasonably withheld, conditioned or delayed). The restriction in this Section 5.07 shall not apply to the extent that the public announcement, communication or circular is required by applicable law, including the federal securities laws in the United States of America. Seller further agrees that the restriction in this Section 5.07 shall not apply to letters and other notices delivered by Purchaser to the shareholders and investors of WaveTech GmbH announcing the Purchaser’s acquisition of the stock of WaveTech GmbH pursuant to this Agreement.

5.08 Confidentiality. Following the Closing, the Confidential Information shall be held by both Parties hereto in the strictest confidence and shall not, without the prior express written consent of the other Party hereto, be disclosed to any person. Each Party further acknowledges that such Confidential Information as is acquired and used by the other Party hereto or its subsidiaries or Affiliates is a special, valuable and unique asset. Each Party shall exercise all due and diligent precautions to protect the integrity of the other Party’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. Neither Party shall copy any Confidential Information nor remove any Confidential Information or copies thereof from the premises where such information is located. All records, files, materials and other Confidential Information are confidential and proprietary and shall remain the exclusive property of such particular party whose information it is. Neither Party shall, except in connection with and as required by its performance of its duties under this Agreement, for any reason use for its own benefit or the benefit of any person or entity with which it may be associated or disclose any such Confidential Information to any person, firm, company, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the particular Party whose information it is. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the services, budgets and strategic plans, and/or the identity and special needs of customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the businesses, systems, methods of operation, and customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of a company, the names, home addresses and all telephone numbers and e-mail addresses of a company’s directors, employees, officers, executives, former executives, customers and former customers. In addition, Confidential Information also includes customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of customers who are the persons with whom a company’s executives, officers, employees, and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from a company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of another Party and (ii) information which is lawfully obtained by a Party in writing from a third party who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from a company or its subsidiaries or affiliates and who has not breached any duty of confidentiality.

5.09 TNS Insurance.  Seller shall take such action as may be required to maintain in force, at its own expense, workers’ compensation, general liability, and property insurance for TNS for a period of one (1) month following the Closing.

Article VI
INDEMNIFICATION

6.01 Indemnification.

(i) From and after the Closing, the Seller shall indemnify the Purchaser and each of its affiliates, members, attorneys, officers, directors, employees, consultants and agents against all losses, damages and expenses including, but not limited to, legal fees and expenses (if and when incurred), caused by (i) any material breach of this Agreement by Seller, (ii) any material misrepresentation by Seller contained herein and/or on any other Transaction Document, and/or (iii) any misstatement of a material fact or omission to state a material fact required to be stated by Seller herein or in any other Transaction Document.

(ii) From and after the Closing, the Purchaser shall indemnify the Seller and each of its affiliates, members, attorneys, officers, directors, employees, consultants and agents against all losses, damages and expenses including, but not limited to, legal fees and expenses (if and when incurred), caused by (i) any material breach of this Agreement by Purchaser, (ii) any material misrepresentation by Purchaser contained herein and/or on any other Transaction Document, and/or (iii) any misstatement of a material fact or omission to state a material fact required to be stated by Purchaser herein or in any other Transaction Document.

6.02 Indemnification Non-Exclusive. The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

Article VII
MISCELLANEOUS

7.01 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

7.02 Amendments. This Agreement and any provision hereof, may be waived, changed, modified, or discharged, only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, or discharge is sought.

7.03 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

7.04 Entire Agreement. This Agreement, including any and all exhibits and schedules hereto, if any, contain the entire Agreement and understanding between the parties hereto, and supersede all prior agreements and understandings.

7.05 Partial Invalidity. In the event that any condition, covenant, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of the Agreement. If such condition, covenant, or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

7.06 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.

7.07 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, email or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, delivery by email to the recipient or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be set forth on their respective signature pages hereto.

7.08 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the Parties to this Agreement

7.09 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement for a period of one (1) year.

7.10 Mutual Cooperation. The Parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein and to enable SGSI to take future actions including, but not limited to, filing necessary reports with the Securities and Exchange Commission, on a timely basis all in accordance with all applicable laws, rules and regulations.

7.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Each Party agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 7.11.Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them Personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if Personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, FOR ITSELF, HIMSELF OR HERSELF AND FOR ITS, HIS OR HER AFFILIATES, SUCCESSORS AND ASSIGNS, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

SELLER:

SPECTRUM GLOBAL SOLUTIONS, INC.:

By:	/s/ Roger Ponder
	Name:	Roger Ponder
	Title:	Chief Executive Officer

Address for Notice:
300 Crown Oak Center Dr.
Longwood, FL. 32750
Attention: Chief Executive Officer

PURCHASER:

WAVETECH GROUP, INC.

By:	/s/John W. Rood
	Name:	John W. Rood
	Title:	Chief Executive Officer

Address for Notice:
2015 N. Zaragoza Rd.
Suite 1507
El Paso, TX 79938
Attention: Chief Executive Officer